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                                                                    EXHIBIT 10.1



                            THE BON-TON STORES, INC.
                                 CASH BONUS PLAN

                        EFFECTIVE AS OF FEBRUARY 1, 2004

     1. PURPOSE

     The purpose of the Plan as established by the Committee and adopted by the Board of Directors, subject to shareholder approval, is to provide performance-based cash bonus compensation for key executives in accordance with a formula that is related to the financial success of the Bon-Ton Stores, Inc., a Pennsylvania corporation, (the "Company") as part of an integrated compensation program which is intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty. The terms of the Plan, as herein set forth, are intended to provide greater flexibility in furtherance of the purposes of the Plan as compared with the Company's prior cash bonus plan.

     2. DEFINITIONS

     The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

          (a) "Board of Directors" shall mean the Board of Directors of the Company.

          (b) "Bonus Base" shall mean a percentage of a Participant's base salary in effect for the Plan Year that may be any percentage between zero (0%) and one hundred percent (100%). For these purposes, the Participant's base salary for the Plan Year shall be the Participant's actual annual base salary, unless otherwise specified by the Committee when establishing the Earned Percentage Schedule for the Plan Year.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Committee" shall mean the Compensation Committee of the Board of Directors, consisting of two or more Outside Directors, to act as the Committee with respect to the Plan, or such other committee as may be appointed by the Board of Directors to act as the Committee with respect to the Plan.

          (e) "Company" shall mean the Bon-Ton Stores, Inc., a Pennsylvania corporation, and any successor thereto.

          (f) "Designated Beneficiary" shall mean the person, if any, specified in writing by the Participant to receive any payments due to the Participant in the event of the Participant's death. In the event no person is specified by the Participant, the Participant's estate shall be deemed to be the Designated Beneficiary.
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          (g) "Earned Percentage" shall mean the percentage determined by reference to the schedule established for each Plan Year by the Committee, which percentage may be up to a maximum of two hundred percent (200%).

          (h) "Earned Percentage Schedule" shall mean the schedule pursuant to which a determination of the Participant's Earned Percentage is determined based on the extent to which the performance goals set forth therein have been achieved during the Plan Year.

          (i) "Effective Date" shall mean the first day of the Company's taxable year that commenced on or about February 1, 2004.

          (j) "Outside Director" shall mean a member of the Board of Directors who is treated as an "outside director" for purposes of Code Section 162(m).

          (k) "Participant" shall mean those key executives as may be designated by the Committee to participate in the Plan from time to time.

          (l) "Performance-Based Bonus" shall mean the cash bonus payable to a Participant under Section 6(a).

          (m) "Performance Based Compensation Rules" shall mean those provisions of Code Section 162(m) and Treasury Regulations promulgated thereunder that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility applicable to certain compensation paid to executives in excess of $1,000,000.

          (n) "Plan" shall mean The Bon-Ton Stores, Inc. Cash Bonus Plan.

          (o) "Plan Year" shall mean the taxable year of the Company.

     3. PARTICIPATION

     Those key executives as may be designated by the Committee to participate in the Plan from time to time are the participants in the Plan. Participants under the Plan for each Plan Year shall be specified no later than the time the Earned Percentage Schedule (as described in Section 6(a) below) is established by the Committee and may be set forth as part of that schedule.

     4. TERM OF PLAN

     Subject to approval of the Plan by the shareholders of the Company, the Plan shall be in effect as of the Effective Date, and shall continue until terminated by the Board of Directors.

     5. BONUS ENTITLEMENT

     The Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification in writing by the Committee that the performance goals set forth in Section 6 have been satisfied. The bonus payment with respect to a Plan Year shall be payable to the Participant in the next Plan Year on or before April 15 of such Plan Year.




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Notwithstanding anything to the contrary contained herein, no bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the shareholders of the Company and the approval of the Plan by such shareholders.

     6. DETERMINATION OF PERFORMANCE-BASED COMPENSATION BONUS

          (a) Performance-Based Bonus. Each Participant, or the Designated Beneficiary of a deceased Participant, shall be entitled to a bonus with respect to such Plan Year that is equal to the "Earned Percentage" of the Bonus Base, determined by reference to the Earned Percentage Schedule in effect for the Plan Year.

          (b) Performance Goals. The Earned Percentage is the percentage derived from the formula and/or schedule established for each Plan Year by the Committee and set forth on that Plan Years Earned Percentage Schedule, which shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price, market share, gross sales, gross revenue, net revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variation or combination of the preceding business criteria. In addition, the Committee may utilize as an additional performance measure (to the extent consistent with the Performance Based Compensation Rules) the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility; provided, however, that the measurement of the Company's or a participant's achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the Earned Percentage Schedule for the Plan Year is established. In all cases, the Committee shall establish the Earned Percentage Schedule for each Plan Year no later than 90 days after the beginning of the Plan Year and shall endeavor to establish such Earned Percentage Schedule in a manner that is consistent with the Performance Based Compensation Rules. In the event no Earned Percentage Schedule is established for a Plan Year, the Earned Percentage Schedule for the prior Plan Year shall be treated as the Earned Percentage Schedule for the current Plan Year.

          (c) Maximum Permissible Performance-Based Bonus. Notwithstanding anything contained in the Plan to the contrary, no Participant shall be entitled to a Performance-Based Bonus with respect to any Plan Year in excess of $1,500,000.

          (d) Termination of Employment During Plan Year. Notwithstanding anything contained herein to the contrary, in the event a Participant is not an employee of the Company as of the last day of the Plan Year, the Performance-Based Bonus payable to such a Participant shall be equal to the Performance-Based Bonus that would otherwise have been payable under the Plan (without taking into account this Section 6(d)), multiplied by a fraction, the numerator of which is equal to the number of days the Participant was employed by the Company during the Plan Year, and the denominator of which is 365.



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          (e) Committee Discretion. Notwithstanding the determination of a
Participant's bonus or bonuses under the provisions of this Section 6 (without regard to this Section 6(f)), the Committee may, at its sole discretion, reduce the amount of or totally eliminate any such bonus or bonuses to the extent the Committee determines that such reduction or elimination is appropriate under such facts and circumstances as the Committee deems relevant. In no event shall the Committee have the authority to increase the amount any Participant's bonus or bonuses as determined under the provisions of the Plan and taking into account the Earned Percentage Schedule as initially established for a Plan Year and the terms and conditions initially established with respect to a Transaction Bonus.

     7. COMMITTEE

          (a) Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

               (i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

               (ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

               (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

          (b) Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

          (c) Compensation and Expenses. Members of the Committee shall receive no separate compensation for services other than compensation for their services as members of the Board of Directors, which compensation can include compensation for services at any committee meeting attended in their capacity as members of the Board of Directors. Members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the



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Plan. Any such expenses, as well as extraordinary expenses authorized by the
Company, shall be paid by the Company.

          (d) Participant Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

          (e) Inspection of Documents. The Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and beneficiary under the Plan.

     8. EFFECTIVE DATE, TERMINATION AND AMENDMENT

          (a) Effective Date of Participation in Plan. Subject to shareholder and Committee approval of the Plan, the Plan shall be effective as of the Effective Date, and Participants who have been designated by the Committee as eligible for bonuses with respect to the Plan Year that commenced as of the Effective Date shall participate in the Plan pursuant to the terms of the Earned Percentage Schedule as applicable to each such Participant.

          (b) Amendment and Termination of the Plan. The Plan may be terminated or revoked by the Board at any time and amended by the Board from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that has been determined by the Committee to be due and payable, but has not yet been paid; and provided further that no modification to the Plan that would increase the amount of any bonus payable hereunder beyond the amount determined pursuant to Section 6 of the Plan shall be effective without (i) approval by the Committee, (ii) disclosure to the shareholders of the Company of such modification, and (iii) approval of such modification by the shareholders of the Company in a separate vote that takes place prior to the payment of any bonuses under such modified Plan provisions. The Plan may also be modified or amended by the Committee, as it deems appropriate, in order to comply with the Performance Based Compensation Rules.

     9. MISCELLANEOUS PROVISIONS

          (a) Unsecured Creditor Status. A Participant entitled to a bonus payment hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.



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          (b) Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

          (c) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

          (d) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

          (e) Incapacity. If the Committee determines that a Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant or Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

          (f) Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

          (g) Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of a Participant for benefits under the Plan, the Committee shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

               (i) the specific reasons for such denial;

               (ii) the specific reference to the Plan provisions on which the denial is based;

               (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

               (iv) an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

A Participant whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized



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representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

          (h) Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

          (i) Interpretation. The Plan is intended to pay compensation only on the attainment of the performance goals set forth above in a manner that will exempt such compensation from the limitations on the deduction of certain compensation payments under Code Section 162(m). To the extent that any provision of the Plan would cause a conflict with the conditions required for such an exemption or would cause the administration of the Plan to fail to satisfy the applicable requirements for the performance-based compensation exemption under Code Section 162(m), such provision shall be deemed null and void to the extent permitted by applicable law.



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